UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2026

SYNTEC OPTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41034	87-0816957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Lee Rd.

Rochester, NY 14606

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:

(585) 768-2513

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	OPTX	The Nasdaq Capital Market
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	OPTXW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 28, 2026, Syntec Optics Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC (the “Representative”), as the representative of the underwriters named therein (the “Underwriters”), relating to an underwritten public offering (the “Offering”) of 2,857,142 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The public offering price per Share was $7.00 and the Underwriters purchased the Shares pursuant to the Underwriting Agreement at a price per Share of $6.58. Pursuant to the Underwriting Agreement, the Company also granted the Representative a 30-day option to purchase up to an additional 428,571 shares of the Common Stock on the same terms as the Shares sold in the Offering. The Offering is expected to close on April 30, 2026 (the “Closing Date”).

Aggregate gross proceeds from the Offering are expected to be approximately $20 million, before deducting underwriting discounts and commissions and estimated expenses payable by the Company. The Company intends to use the net proceeds from the Offering to acquire or invest in complementary businesses, technologies, products or assets. We may also use a portion of the net proceeds from this offering for working capital, capital expenditures and to optimize our capital structure including potential repayment of indebtedness, which may include the that certain subordinated term note with its majority stockholder in in the principal amount of $1,268,732.49.

The Underwriting Agreement additionally contains customary representations, warranties and covenants made by the Company, including an agreement by the Company to not (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents or file any registration statement or amendment or supplement thereto, for 90 days following the Closing Date or (ii) effect or enter into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock equivalents (or a combination of units thereof) involving a variable rate transaction for six months following the Closing Date, subject to an exception. Additionally, each of the Company’s officers and directors have entered into lock-up agreements, pursuant to which, subject to specified exceptions, they have agreed not to offer or transfer any securities of the Company during the 90-calendar day period following the Closing Date.

The Underwriting Agreement also provides for customary indemnification by each of the Company and the Underwriters, severally and not jointly, for losses or damages arising out of or in connection with the Offering, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions.

Pursuant to an engagement agreement, dated as of April 22, 2026, by and between the Company and the Representative, the Company has agreed to pay the Representative an underwriter discount equal to 6.0% of the aggregate gross proceeds raised in the Offering and to reimburse the Representative for fees and expenses of legal counsel and other out-of-pocket expenses in an amount up to $25,000.

The Offering is being made pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333- 295335), and previously filed with the Securities and Exchange Commission on April 27, 2026, and declared effective on April 28, 2026, a preliminary prospectus dated April 27, 2026, and a final prospectus dated April 28, 2026. The foregoing descriptions of the material terms of the Underwriting Agreement do not purport to be complete and are qualified in their entirety by reference to the Underwriting Agreement which is filed as Exhibit 1.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7.01	Regulation FD.

On April 28, 2026, the Company issued a press release announcing the pricing of the Offering. A copy the press releases is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 are being furnished hereto and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor will it be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated April 28, 2026, by and between Syntec Optics Holdings, Inc. and H.C. Wainwright & Co., LLC
99.1	Press Release, dated April 28, 2026 (furnished pursuant to Item 7.01)
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2026

Syntec Optics Holdings, Inc.

By:	/s/ Al Kapoor
Name:	Al Kapoor
Title:	Chairman and Chief Executive Officer